SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is dated as of June 6, 2016

AMONG:

TROPIC INTERNATIONAL INC.
a Nevada corporation with an address at
1057 Parkinson Road, Unit 9, Woodstock, Ontario N4S 7W3

(“Pubco”)

AND:

NOTOX BIOSCIENCE INC.
a Nevada corporation with an address at
123 Commerce Valley Drive East, Suite 333, Thornhill, Ontario L3T 7W8

(“Priveco”)

AND:

THE UNDERSIGNED SHAREHOLDERS OF PRIVECO LISTED ON SCHEDULE A ATTACHED HERETO

(the “Selling Shareholders”)

WHEREAS:

A.	The Selling Shareholders are the registered and beneficial owners of 100% of the issued and outstanding capital stock of Priveco; and

B.	Upon the terms and subject to the conditions set forth in this Agreement, the Selling Shareholders have agreed to sell all of the issued and outstanding shares of Priveco held by the Selling Shareholders to Pubco in exchange for shares of Pubco’s common stock.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1.	INTERPRETATION

1.1	Definitions. In this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

(a)	“Agreement” means this Agreement and all the schedules, appendices and other documents attached hereto or referred to herein, and all amendments, supplements or other modifications, if any, hereto;

(b)	“Assignment Agreement” means the assignment agreement between Zoran Holding Corporation and Priveco in the form attached as Appendix 1;

(c)	“Closing” means the completion of the Transaction, in accordance with Section 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(d)	“Closing Date” means a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7.1 following the satisfaction or waiver by Pubco and Priveco of the conditions precedent set out in Sections 5.1 and 5.2, respectively;

(e)	“Closing Documents” means the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(f)	“Consulting Agreements” means, collectively, the consulting agreements between Pubco and John Marmora, Pubco and Gerry Racicot and Pubco and Zoran K Corporation, each in the form attached as Appendix 2;

(g)	“Contract” has the meaning ascribed to that term in Section 3.20;

(h)	“Copyrights” has the meaning ascribed to that term in Section 3.16(a)(iii);

(i)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(j)	“GAAP” means United States generally accepted accounting principles applied in a manner consistent with prior periods;

(k)	“Intellectual Property Assets” has the meaning ascribed to that term in Section 3.16(a);

(l)	“Leases” has the meaning ascribed to that term in Section 3.19;

(m)	“Liabilities” includes any direct or indirect indebtedness, guarantee, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, liquidated or unliquidated, secured or unsecured;

(n)	“Marks” has the meaning ascribed to that term in Section 3.16(a)(i);

(o)	“Material Adverse Effect” means any event, condition or change which individually or in the aggregate constitutes, or could reasonably be expected to have, a material adverse effect on the business, operations, assets, properties, prospects or condition (financial or otherwise) of a party taken as a whole; provided, however, that the determination of whether a material adverse effect has occurred shall be made ignoring any event, change, fact or effect resulting from: (i) any change in laws or interpretation thereof; (ii) any generally applicable change or development in economic, regulatory, business or financial market conditions; (iii) any acts of terrorism or war; (iv) the execution or announcement of this Agreement; (v) in respect of Pubco, any breach of this Agreement by Priveco or the Selling Shareholders; and (vi) in respect of Priveco, any breach of this Agreement by Pubco;

(p)	“Patents” has the meaning ascribed to that term in Section 3.16(a)(ii);

(q)	“Priveco Accounting Date” means May 31, 2016;

(r)	“Priveco Common Stock” has the meaning ascribed to that term in Section 3.3;

(s)	“Priveco Documents” has the meaning ascribed to that term in Section 3.2;

(t)	“Priveco Financial Statements” has the meaning ascribed to that term in Section 3.10;

(u)	“Priveco Shares” means the 100,000 fully paid and non-assessable shares of Priveco’s common stock held by the Selling Shareholders, being all of the issued and outstanding stock of Priveco beneficially held, either directly or indirectly, by the Selling Shareholders;

(v)	“Pubco Accounting Date” means August 31, 2015;

(w)	“Pubco Common Stock” has the meaning ascribed to that term in Section 2.3;

(x)	“Pubco Documents” has the meaning ascribed to that term in Section 4.2;

(y)	“Pubco Financial Statements” has the meaning ascribed thereto in Section 4.11;

(z)	“Pubco SEC Documents” has the meaning ascribed to that term in Section 4.9;

(aa)	“Pubco Shares” means the 100,000,000 fully paid and non-assessable shares of Pubco Common Stock to be issued to the Selling Shareholders on the Closing Date;

(bb)	“SEC” means the United States Securities and Exchange Commission;

(cc)	“Securities Act” means the United States Securities Act of 1933, as amended;

(dd)	“Stock Restriction Agreement” means the stock restriction agreement between Pubco and the Selling Shareholders in the form attached as Appendix 3;

(ee)	“Subco” means 1894632 Ontario Inc., an Ontario corporation;

(ff)	“Taxes” includes international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

(gg)	“Termination Agreement” means the agreement terminating the consulting agreement between Pubco and Zoran K Corporation dated February 4, 2016, in the form attached as Appendix 4;

(hh)	“Trade Secrets” has the meaning ascribed to that term in Section 3.16(a)(iv); and

(ii)	“Transaction” means the purchase of the Priveco Shares by Pubco from the Selling Shareholders in consideration for the issuance of the Pubco Shares by Pubco.

1.2	Schedules. The following schedules and appendices are attached to and form part of this Agreement:

Schedule A	–	Selling Shareholders
Schedule B	–	Priveco Intellectual Property
Schedule C	–	Priveco Leases and Other Property Interests
Schedule D	–	Priveco Material Contracts

Appendix 1	–	Form of Assignment Agreement
Appendix 2	–	Form of Consulting Agreement
Appendix 3	–	Form of Stock Restriction Agreement
Appendix 4	–	Form of Termination Agreement

1.3	Currency. All references to currency in this Agreement are to United States dollars unless expressly stated otherwise.

1.4	Gender. All references to any party in this Agreement shall be read with such changes in number and gender as the context or reference requires.

1.5	Headings. The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation hereof.

2.	OFFER, PURCHASE AND Sale of Shares

2.1	Offer, Purchase and Sale of Priveco Shares. On the terms and subject to the conditions of this Agreement, the Selling Shareholders shall sell, assign and transfer to Pubco, and Pubco shall purchase from the Selling Shareholders, the Priveco Shares.

2.2	Consideration. As consideration for the sale of the Priveco Shares by the Selling Shareholders to Pubco, Pubco shall allot and issue the Pubco Shares to the Selling Shareholders in the amount set out opposite each Selling Shareholder’s name in Schedule A on the basis of 1,000 Pubco Shares for each Priveco Share held by each Selling Shareholder. The Selling Shareholders acknowledge and agree that the Pubco Shares are being issued pursuant to an exemption from the registration requirements of the Securities Act and all other applicable securities laws. The Selling Shareholders agree to abide by all applicable resale restrictions and hold periods imposed by applicable securities laws. All certificates representing Pubco Shares issued at the Closing shall be endorsed with the legends in substantially the following form pursuant to the Securities Act in order to reflect the fact that the Pubco Shares will be issued to the Selling Shareholders pursuant to one or more exemptions from the registration requirements of such Act:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

2.3	Share Exchange Procedure. On the Closing Date, (a) each certificate representing Priveco Shares shall automatically be cancelled without any further action on the part of the Selling Shareholders and Pubco shall be registered as the holder of such shares on the books of Priveco, and (b) Pubco shall authorize its transfer agent to issue one or more certificates representing shares of Pubco’s common stock, par value $0.001 per share to each Selling Shareholder in the amounts set out in Schedule A.

2.4	Fractional Shares. Notwithstanding any other provision of this Agreement, no certificate for fractional Pubco Shares shall be issued in connection with the Transaction. In lieu of any such fractional shares, if any of the Selling Shareholders would otherwise be entitled to receive a fraction of a Pubco Share upon the surrender of one or more certificates representing Priveco Shares for exchange pursuant to this Agreement, the Selling Shareholders shall be entitled to have such fraction rounded up to the nearest whole number of Pubco Shares and shall receive from Pubco one or more share certificates representing same.

2.5	Closing Date. The Closing shall take place, on the terms and subject to the conditions of this Agreement, on the Closing Date.

2.6	Restricted Shares. The Selling Shareholders acknowledge that the Pubco Shares shall have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and only in accordance with all applicable securities laws.

3.	REPRESENTATIONS AND WARRANTIES OF Priveco AND THE SELLING SHAREHOLDERS

Priveco and the Selling Shareholders, jointly and severally, represent and warrant to Pubco, and acknowledge that Pubco is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Pubco, as follows:

3.1	Organization and Good Standing. Priveco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Priveco is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Priveco owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a Material Adverse Effect on Priveco.

3.2	Authority. Priveco has all requisite corporate power and authority to execute and deliver this Agreement and any other documents contemplated by this Agreement (collectively, the “Priveco Documents”) to be signed by Priveco and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Priveco Documents by Priveco and the consummation by Priveco of the transactions contemplated hereby have been duly authorized by Priveco’s board of directors and no other corporate or shareholder proceeding on the part of Priveco is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Priveco Documents when executed and delivered by Priveco as contemplated hereby will be, duly executed and delivered by Priveco and this Agreement is, and the other Priveco Documents when executed and delivered by Priveco as contemplated hereby will be, valid and binding obligations of Priveco enforceable in accordance with their respective terms except as limited by:

(a)	applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally;

(b)	laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(c)	public policy.

3.3	Capitalization of Priveco. The entire authorized capital stock of Priveco consists of 75,000,000 shares of common stock, par value $0.001 per share (the “Priveco Common Stock”). As of the date of this Agreement, there are 100,000 issued and outstanding shares of Priveco Common Stock. All of the issued and outstanding shares of Priveco Common Stock have been duly authorized, are validly issued as fully paid and non-assessable, were not issued in violation of any pre-emptive rights and are not subject to pre-emptive rights and were issued in full compliance with all federal, state and local laws, rules and regulations. There are no outstanding options, warrants, subscriptions, conversion rights or other rights, agreements or commitments obligating Priveco to issue any additional shares of Priveco Common Stock, or any other securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire from Priveco any shares of Priveco Common Stock. There are no agreements purporting to restrict the transfer of Priveco Common Stock and no voting agreements, shareholders’ agreements, voting trusts or other arrangements restricting or affecting the voting of Priveco Common Stock.

3.4	Shareholders of Priveco Common Stock. As of the date of this Agreement, Schedule A contains a true and complete list of the holders of Priveco Common Stock.

3.5	Corporate Records of Priveco. The corporate records of Priveco, as required to be maintained by it pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute book of Priveco is, in all material respects, correct and contains all records required by all applicable laws in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Priveco.

3.6	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material assets of Priveco under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Priveco or any of its material property or assets;

(b)	violate any provision of the constating documents of Priveco or any applicable laws; or

(c)	violate any order, writ, injunction, decree, statute, rule or regulation of any court or governmental or regulatory authority applicable to Priveco or any of its material property or assets.

3.7	Actions and Proceedings. To the knowledge of Priveco, there is no basis for and there is no action, suit, judgment, claim, charge, arbitration, grievance, investigation, demand or proceeding outstanding or pending by or before any court, arbitrator, administrative agency or other government body, or threatened against Priveco which involves any of the business, property or assets of Priveco that, if adversely resolved or determined, would have a Material Adverse Effect on Priveco. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect.

3.8	Compliance.

(a)	To the knowledge of Priveco, Priveco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule or decree applicable to the business or operations of Priveco;

(b)	To the knowledge of Priveco, Priveco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would have a Material Adverse Effect on Priveco;

(c)	Priveco has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Priveco, threatened, and none of them will be adversely affected by the consummation of the Transaction; and

(d)	Priveco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Priveco has not received any notice of any violation thereof, nor is Priveco aware of any valid basis therefore.

3.9	Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Priveco of the Transaction or to enable Pubco to conduct Priveco’s business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.10	Financial Representations. The audited balance sheets for Priveco since its inception, together with related statements of income, cash flows and changes in shareholder’s equity for such period (the “Priveco Financial Statements”) to be supplied on or before the date that is 75 days from the Closing Date:

(a)	are in accordance with the books and records of Priveco;

(b)	present fairly the financial condition of Priveco as of the date indicated and the results of operations for such period; and

(c)	have been prepared in accordance with GAAP.

Priveco has not received any advice or notification from its independent certified public accountants that Priveco has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Priveco Financial Statements or the books and records of Priveco, any properties, assets, Liabilities, revenues or expenses. The books, records and accounts of Priveco accurately and fairly reflect, in reasonable detail, the assets and Liabilities of Priveco. Priveco has not engaged in any transaction, maintained any bank account or used any funds of Priveco except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Priveco.

3.11	Absence of Undisclosed Liabilities. Priveco does not have any material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $5,000, which:

(a)	are not set forth in the Priveco Financial Statements or have not heretofore been paid or discharged;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Pubco; or

(c)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the Priveco Accounting Date.

3.12	Tax Matters.

(a)	As of the date of this Agreement:

(i)	Priveco has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to Priveco, and

(ii)	all such returns are true and correct in all material respects;

(b)	Priveco has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Material Adverse Effect on Priveco;

(c)	Priveco is not presently under or has not received notice of, any contemplated investigation or audit by any regulatory or governmental agency or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)	Priveco has properly withheld all Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes and, if required on or prior to the date hereof, has deposited such Taxes with the appropriate governmental agency; and

(e)	to the knowledge of Priveco, the Priveco Financial Statements contain full provisions for all Taxes including any deferred Taxes that may be assessed to Priveco for the accounting period ended on the Priveco Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Priveco Accounting Date or for any profit earned by Priveco on or prior to the Priveco Accounting Date or for which Priveco is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Priveco Financial Statements.

3.13	Absence of Changes. Since its inception, Priveco has not:

(a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or property;

(b)	sold, encumbered, assigned or transferred any material fixed assets except for ordinary course business transactions consistent with past practice;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or property of Priveco to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)	made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its equity securities or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its equity securities;

(f)	suffered any Material Adverse Effect;

(g)	experienced any material change in its accounting methods, principles or practices;

(h)	received notice or had knowledge of any actual or threatened labour trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)	other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to any of its directors, officers, employees or consultants or made any increase in, or any addition to, other benefits to which any of its directors, officers, employees or consultants may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

3.14	Subsidiaries. Priveco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

3.15	Personal Property. Priveco possesses, and has good and marketable title to all property necessary for the continued operation of the business of Priveco as presently conducted and as represented to Pubco. All such property is used in the business of Priveco, is in reasonably good operating condition (normal wear and tear excepted) and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Priveco is owned by Priveco free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.

3.16	Intellectual Property

(a)	Intellectual Property Assets. As of the Closing Date, Priveco will own or hold an interest in all intellectual property assets necessary for the operation of the business of Priveco (collectively, the “Intellectual Property Assets”), including:

(i)	all functional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, the “Marks”);

(ii)	all patents, patent applications and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”);

(iii)	all copyrights in both published works and unpublished works (collectively, the “Copyrights”); and

(iv)	all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by Priveco as licensee or licensor (collectively, the “Trade Secrets”).

(b)	Agreements. Schedule C contains a complete and accurate list and summary description, including any royalties paid or received by Priveco, of all contracts and agreements relating to the Intellectual Property Assets to which Priveco is a party or by which Priveco is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Priveco is the licensee. To the best knowledge of Priveco, there are no outstanding or threatened disputes or disagreements with respect to any such agreement.

(c)	Intellectual Property and Know-How Necessary for the Business. Except as set forth in Schedule C, Priveco is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances and other adverse claims, and has the right to use of all the Intellectual Property Assets without payment to a third party. Except as set forth in Schedule C, all former and current employees and contractors of Priveco have executed written contracts, agreements or other undertakings with Priveco that assign all rights to any inventions, improvements, discoveries or information relating to the business of Priveco. No employee, director, officer or shareholder of Priveco owns, directly or indirectly, in whole or in part, any Intellectual Property Assets which Priveco is presently using or which is necessary for the conduct of its business. To the knowledge of Priveco, no employee or contractor of Priveco has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Priveco.

(d)	Patents. Except as set out in Schedule C, Priveco does not hold any right, title or interest in and to any Patent and Priveco has not filed any patent application with any third party. To the knowledge of Priveco, none of the products manufactured and sold, nor any process or know-how used, by Priveco infringes or is alleged to infringe any patent or other proprietary right of any other person or entity.

(e)	Trademarks. Except as set out in Schedule C, Priveco does not hold any right, title or interest in and to any Mark and Priveco has not registered or filed any application to register any Mark with any third party. To the knowledge of Priveco, none of the Marks, if any, used by Priveco infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

(f)	Copyrights. Schedule C contains a complete and accurate list and summary description of all Copyrights. Priveco is the owner of all right, title and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances and other adverse claims. If applicable, all registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. To the knowledge of Priveco, no Copyright is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)	Trade Secrets. Priveco has taken all reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets. Priveco has good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and to the knowledge of Priveco, have not been used, divulged or appropriated either for the benefit of any person or entity or to the detriment of Priveco. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.17	Insurance. The products sold by and the assets owned by Priveco are insured under various policies of general product liability and other forms of insurance consistent with prudent business practices. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by Priveco, or any event which, with the giving of notice, the lapse of time or both, would constitute a default thereunder. All premiums to date have been paid in full.

3.18	Employees and Consultants. All consultants of Priveco have been paid all salaries, wages, income and any other sum due and owing to them by Priveco, as at the end of the most recent completed pay period. Priveco is not aware of any labour conflict with any employees that might reasonably be expected to have a Material Adverse Effect on Priveco. To the knowledge of Priveco, no employee of Priveco is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with Priveco or any other nature of the business conducted or to be conducted by Priveco.

3.19	Real Property. Priveco does not own any real property. Each of the leases, subleases, claims or other real property interests (collectively, the “Leases”) to which Priveco is a party or is bound, as set out in Schedule D, is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by Priveco pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. Priveco has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leases or the leasehold property pursuant thereto.

3.20	Material Contracts and Transactions. Schedule E lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which Priveco is a party (each, a “Contract”). Each Contract is in full force and effect, and there exists no material breach or violation of or default by Priveco under any Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by Priveco. The continuation, validity and effectiveness of each Contract shall in no way be affected by the consummation of the Transaction. There exists no actual or threatened termination, cancellation or limitation of, or any amendment, modification or change to, any Contract.

3.21	Certain Transactions. Priveco is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.22	No Brokers. Priveco has not incurred any independent obligation or Liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction.

3.23	Completeness of Disclosure. No representation or warranty by Priveco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Pubco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.	REPRESENTATIONS AND WARRANTIES OF Pubco

Pubco represents and warrants to Priveco and the Selling Shareholders and acknowledges that Priveco and the Selling Shareholders are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Priveco or the Selling Shareholders, as follows:

4.1	Organization and Good Standing. Pubco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Pubco is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Pubco owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a Material Adverse Effect on Pubco.

4.2	Authority. Pubco has all requisite corporate power and authority to execute and deliver this Agreement and any other documents contemplated by this Agreement (collectively, the “Pubco Documents”) to be signed by Pubco and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Pubco Documents by Pubco and the consummation by Pubco of the transactions contemplated hereby have been duly authorized by Pubco’s board of directors and no other corporate or shareholder proceeding on the part of Pubco is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Pubco Documents when executed and delivered by Pubco as contemplated hereby will be, duly executed and delivered by Pubco and this Agreement is, and the other Pubco Documents when executed and delivered by Pubco as contemplated hereby will be, valid and binding obligations of Pubco enforceable in accordance with their respective terms, except as limited by:

(a)	applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally;

(b)	laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(c)	public policy.

4.3	Capitalization of Pubco. The entire authorized capital stock of Pubco consists of 300,000,000 shares of Pubco Common Stock. As of the date of this Agreement, there are 12,264,146 issued and outstanding shares of Pubco Common Stock, 78,030,877 issued and outstanding preferred shares of Subco, each of which is exchangeable into one share of Pubco Common Stock subject to certain conditions as set forth in the Pubco SEC Documents, and 21,969,123 issued and outstanding shares of Tropic Spa Inc., an Ontario corporation, each of which is exchangeable into one preferred share of Subco at any time by the holder thereof. All of the issued and outstanding shares of Pubco Common Stock have been duly authorized, are validly issued as fully paid and non-assessable, were not issued in violation of any pre-emptive rights are not subject to pre-emptive rights and were issued in full compliance with all federal, state and local laws, rules and regulations. Except as described above, there are no outstanding options, warrants, subscriptions, conversion rights or other rights, agreements or commitments obligating Pubco to issue any additional shares of Pubco Common Stock, or any other securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire from Pubco any shares of Pubco Common Stock. There are no agreements purporting to restrict the transfer of Pubco Common Stock and no voting agreements, shareholders’ agreement, voting trusts or other arrangements restricting or affecting the voting of Pubco Common Stock.

4.4	Corporate Records of Pubco. The corporate records of Pubco, as required to be maintained by it pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute book of Pubco is, in all material respects, correct and contains all material records required by all applicable laws in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Pubco.

4.5	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Pubco under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pubco or any of its material property or assets;

(b)	violate any provision of the constating documents of Pubco or any applicable laws; or

(c)	violate any order, writ, injunction, decree, statute, rule or regulation of any court or governmental or regulatory authority applicable to Pubco or any of its material property or assets.

4.6	Actions and Proceedings. To the knowledge of Pubco, there is no basis for and there is no action, suit, judgment, claim, charge, arbitration, grievance, investigation, demand or proceeding outstanding or pending by or before any court, arbitrator, administrative agency or other governmental authority, or threatened against Pubco which involves any of the business, property or assets of Pubco that, if adversely resolved or determined, would have a Material Adverse Effect on Pubco. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect.

4.7	Compliance.

(a)	To the knowledge of Pubco, Pubco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule or decree applicable to the business or operations of Pubco;

(b)	To the knowledge of Pubco, Pubco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would have a Material Adverse Effect on Pubco;

(c)	Pubco has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Pubco, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction; and

(d)	Pubco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Pubco has not received any notice of any violation thereof, nor is Pubco aware of any valid basis therefore.

4.8	Filings, Consents and Approvals. Except as described in this Agreement, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Pubco of the Transaction.

4.9	Validity of Pubco Common Stock Issuable at the Closing. The Pubco Shares will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued as fully paid and non-assessable.

4.10	SEC Filings. Pubco has furnished or made available to Priveco and the Selling Shareholders a true and complete copy of each report, schedule, registration statement and proxy statement filed by Pubco with the SEC (collectively, the “Pubco SEC Documents”). As of their respective dates, the Pubco SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Pubco SEC Documents. The Pubco SEC Documents constitute all of the documents and reports that Pubco was required to file with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder by the SEC.

4.11	Financial Representations. Included with the Pubco SEC Documents are true, correct, and complete copies of audited balance sheets for Pubco plus any unaudited balance sheets for Pubco dated on or after the Pubco Accounting Date, together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal year and interim periods then ended (collectively, the “Pubco Financial Statements”). The Pubco Financial Statements:

(a)	are in accordance with the books and records of Pubco;

(b)	present fairly the financial condition of Pubco as of the respective dates indicated and the results of operations for such periods; and

(c)	have been prepared in accordance with GAAP.

Pubco has not received any advice or notification from its independent certified public accountants that Pubco has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Pubco Financial Statements or the books and records of Pubco, any properties, assets, Liabilities, revenues or expenses. The books, records and accounts of Pubco accurately and fairly reflect, in reasonable detail, the assets and Liabilities of Pubco. Pubco has not engaged in any transaction, maintained any bank account or used any funds of Pubco except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Pubco.

4.12	Absence of Undisclosed Liabilities. Pubco has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

(a)	are not set forth in the Pubco Financial Statements or have not heretofore been paid or discharged;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Priveco; or

(c)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the Pubco Accounting Date.

4.13	Tax Matters.

(a)	As of the date of this Agreement:

(i)	Pubco has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to Pubco, and

(ii)	all such returns are true and correct in all material respects;

(b)	Pubco has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Material Adverse Effect on Pubco;

(c)	Pubco is not presently under and has not received notice of, any contemplated investigation or audit by any regulatory or governmental agency or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)	Pubco has properly withheld all Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes and, if required on or prior to the date hereof, has deposited such Taxes with the appropriate governmental agency; and

(e)	To the knowledge of Pubco, the Pubco Financial Statements contain full provisions for all Taxes including any deferred Taxes that may be assessed to Pubco for the accounting period ended on the Pubco Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Pubco Accounting Date or for any profit earned by Pubco on or prior to the Pubco Accounting Date or for which Pubco is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Pubco Financial Statements.

4.14	Absence of Changes. Since the Pubco Accounting Date, except as and to the extent disclosed in writing to Priveco and the Selling Shareholders or in the Pubco SEC Documents, Pubco has not:

(a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or property;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or property of Pubco to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)	made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its equity securities or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its equity securities;

(f)	suffered any Material Adverse Effect;

(g)	experienced any material change in its accounting methods, principles or practices;

(h)	received notice or had knowledge of any actual or threatened labour trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)	other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to any of its directors, officers, employees or consultants or made any increase in, or any addition to, other benefits to which any of its directors, officers, employees or consultants may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

4.15	Subsidiaries. Except as disclosed in the Pubco SEC Documents, Pubco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

4.16	Personal Property. Except as disclosed in the Pubco SEC Documents, Pubco does not own or lease any material equipment, furniture, fixtures and other tangible personal property or assets.

4.17	Employees and Consultants. Except as disclosed in writing to Priveco and the Selling Shareholders or as disclosed in the Pubco SEC Documents, Pubco does not have any employees or consultants.

4.18	Material Contracts and Transactions. Other than as expressly contemplated by this Agreement, there are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Pubco is a party except as disclosed in writing to Priveco or as disclosed in the Pubco SEC Documents.

4.19	No Brokers. Pubco has not incurred any obligation or Liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction.

4.20	Internal Accounting Controls. Pubco maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Pubco’s certifying officers evaluated the effectiveness of Pubco’s controls and procedures as of the Pubco Accounting Date, and Pubco presented in its most recently filed Form 10-K the conclusions of such certifying officers about the effectiveness of Pubco’s disclosure controls and procedures based on their evaluations as of that date. Since the Pubco Accounting Date, there have been no significant changes in Pubco’s disclosure controls and procedures or, to Pubco’s knowledge, in other factors that could significantly affect Pubco’s disclosure controls and procedures.

4.21	Application of Takeover Protections. Pubco and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Pubco’s constating documents or the laws of the State of Nevada that is or could become applicable to Pubco as a result of the Transaction or the exercise of any rights pursuant to this Agreement.

4.22	No SEC Inquiries. Neither Pubco nor any of its past or present officers or directors is the subject of any formal or informal inquiry or investigation by the SEC. Pubco does not currently have any outstanding comment letters or other correspondences from the SEC.

4.23	Completeness of Disclosure. No representation or warranty by Pubco in this Agreement or any certificate, schedule, statement, document or instrument furnished or to be furnished to Priveco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

5.	CLOSING CONDITIONS

5.1	Conditions Precedent to Closing by Pubco. The obligation of Pubco to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties to this Agreement in writing and in accordance with Section 7.1. The Closing of the Transaction shall be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Pubco may be waived by Pubco in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of Priveco and the Selling Shareholders set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Priveco shall have delivered to Pubco a certificate of an officer of Priveco dated as of the Closing Date, to the effect that the representations and warranties made by Priveco in this Agreement are true and correct.

(b)	Performance. All of the covenants and obligations that Priveco and the Selling Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

(c)	Transaction Documents. This Agreement, the Priveco Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Pubco, shall have been executed and delivered to Pubco.

(d)	Officer’s Certificate. Pubco shall have received a certificate from an officer of Priveco attaching

(i)	a copy of Priveco’s Articles of Incorporation, Bylaws and all other incorporation documents, as amended through the Closing Date; and

(ii)	a copy of the resolutions duly adopted by the board of directors of Priveco approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(e)	Third Party Consents. Pubco shall have received from Priveco duly executed copies of all third party consents, permits, authorizations and approvals of any public, regulatory or governmental body or authority or person or entity contemplated by this Agreement, in form and substance reasonably satisfactory to Pubco.

(f)	Execution by Selling Shareholders. Each of the Selling Shareholders shall have executed this Agreement.

(g)	No Material Adverse Effect. No Material Adverse Effect on Priveco shall have occurred since the date of this Agreement.

(h)	No Action. No suit, action or proceeding shall be pending or threatened before any governmental or regulatory authority wherein an unfavourable judgment, order, decree, stipulation, injunction or charge would result in and/or:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction to be rescinded following consummation.

(i)	Outstanding Shares. Priveco shall have no more than 100,000 issued and outstanding shares of Priveco Common Stock on the Closing Date.

(j)	Agreements. The Assignment Agreement, the Stock Restriction Agreement and the Termination Agreement shall have been executed and delivered by each of the parties thereto.

(k)	Delivery of Financial Statements. On or before the date that is 75 days from the Closing Date, Priveco shall deliver to Pubco the Priveco Financial Statements prepared in accordance with GAAP and audited or reviewed, as applicable, by an independent auditor registered with the Public Company Accounting Oversight Board in the United States.

(l)	Due Diligence. Pubco shall be reasonably satisfied with its due diligence investigation of Priveco that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction, including:

(i)	materials, documents and information in the possession and control of Priveco and the Selling Shareholders which are reasonably germane to the Transaction;

(ii)	a physical inspection of the assets of Priveco by Pubco or its representatives; and

(iii)	title to the material assets of Priveco.

(m)	Compliance with Securities Laws. Pubco shall have received evidence satisfactory to Pubco that the Pubco Shares issuable at the Closing will be issuable without registration pursuant to the Securities Act in reliance upon one or more exemptions from the registration requirements of the Securities Act and in reliance upon exemptions from all other applicable securities laws.

5.2	Conditions Precedent to Closing by Priveco. The obligation of Priveco and the Selling Shareholders to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties to this Agreement in writing and in accordance with Section 7.1. The Closing of the Transaction shall be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Priveco and the Selling Shareholders and may be waived by Priveco and the Selling Shareholders in their discretion.

(a)	Representations and Warranties. The representations and warranties of Pubco set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Pubco shall have delivered to Priveco a certificate of an officer of Pubco dated the Closing Date, to the effect that the representations and warranties made by Pubco in this Agreement are true and correct.

(b)	Performance. All of the covenants and obligations that Pubco is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

(c)	Transaction Documents. This Agreement, the Pubco Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Priveco, shall have been executed and delivered by Pubco.

(d)	Officer’s Certificate. Priveco shall have received a certificate from an officer of Pubco attaching:

(i)	a copy of Pubco’s Articles of Incorporation, Bylaws and all other incorporation documents, as applicable, as amended through the Closing Date; and

(ii)	a copy of the resolutions duly adopted by the board of directors of Pubco approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(e)	Third Party Consents. Priveco shall have received from Pubco duly executed copies of all third-party consents, permits, authorizations and approvals of any public, regulatory or governmental body or authority or person or entity contemplated by this Agreement, in form and substance reasonably satisfactory to Priveco.

(f)	No Material Adverse Effect. No Material Adverse Effect on Pubco shall have occurred since the date of this Agreement.

(g)	No Action. No suit, action, or proceeding shall be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would result in and/or:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction to be rescinded following consummation.

(h)	No Liabilities. Pubco shall not have any direct, indirect or contingent liabilities outstanding that exceed in the aggregate $950,000 on the Closing Date.

(i)	Outstanding Shares. On the Closing Date, Pubco shall have no more than 12,264,146 issued and outstanding shares of Pubco Common Stock and 78,030,877 convertible preferred shares of Subco.

(j)	Agreements. The Consulting Agreements shall have been executed and delivered by each of the parties thereto.

(k)	Due Diligence. Priveco shall be reasonably satisfied with its due diligence investigation of Pubco that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction.

6.	COVENANTS

6.1	Access and Investigation. Between the date of this Agreement and the Closing Date, Priveco, on the one hand, and Pubco, on the other hand, shall, and shall cause each of their respective representatives to:

(a)	afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)	furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and

(c)	furnish the other and its representatives with such additional financial, operating and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives shall be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party shall instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

6.2	Confidentiality. All information regarding the business of Priveco that Priveco provides to Pubco during its due diligence investigation of Priveco shall be kept in strict confidence by Pubco and shall not be used (except in connection with due diligence), dealt with, exploited or commercialized by Pubco or disclosed to any third party (other than its professional accounting and legal advisors) without the prior written consent of Priveco. Likewise, all information regarding the business of Pubco shall be kept in strict confidence by Priveco and shall not be used (except in connection with due diligence), dealt with, exploited or commercialized by Priveco or disclosed to any third party (other than Priveco’s professional accounting and legal advisors) without the prior written consent of Pubco. If the Transaction does not proceed for any reason, then upon receipt of a written request from any party, the other parties shall immediately return to the requesting party (or as directed by such party) any information received regarding such party’s business.

6.3	Notification. Between the date of this Agreement and the Closing Date, each of the parties shall promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties, or if it becomes aware of any fact or condition that would cause or constitute a material breach of any such representation or warranty. Should any such fact or condition require any change in the schedules or appendices relating to such party, such party shall promptly deliver to the other parties a supplement to the applicable schedule or appendix specifying such change. During the same period, each party shall promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.4	Conduct of Business Prior to Closing. From the date of this Agreement to the Closing Date, and except to the extent that Pubco otherwise consents in writing, Priveco shall operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that Priveco otherwise consents in writing, Pubco shall operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

6.5	Stock Splits. Within 90 days of the Closing Date, Pubco shall complete a reverse split of the Pubco Common Stock at the ratio of one new share for every two existing shares, together with a corresponding consolidation of the preferred shares of Subco or an amendment to the articles of incorporation of Subco that has an identical effect.

6.6	Certain Acts Prohibited – Priveco. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, Priveco shall not, without the prior written consent of Pubco:

(a)	amend its Articles of Incorporation, Bylaws or other incorporation documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any property or assets of Priveco except in the ordinary course of business consistent with past practice;

(c)	dispose of or contract to dispose of any Priveco property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d)	issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of Priveco Common Stock or any rights, warrants or options to acquire any such shares or other securities;

(e)	declare, set aside or pay any dividends on, or make any other distributions in respect of, Priveco Common Stock;

(f)	split, combine or reclassify any Priveco Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, Priveco Common Stock; or

(g)	materially increase the benefits or compensation expenses of Priveco, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, officer, employee or consultant or pay any benefit or amount to any such person.

6.7	Certain Acts Prohibited - Pubco. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, Pubco shall not, without the prior written consent of Priveco:

(a)	amend its Articles of Incorporation, Bylaws or other incorporation documents

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any property or assets of Pubco except in the ordinary course of business consistent with past practice;

(c)	dispose of or contract to dispose of any Pubco property or assets except in the ordinary course of business consistent with past practice;

(d)	issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of Pubco Common Stock, or any rights, warrants or options to acquire any such shares or other securities;

(e)	declare, set aside or pay any dividends on, or make any other distributions in respect of Pubco Common Stock;

(f)	split, combine or reclassify any Pubco Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, Pubco Common Stock; or

(g)	materially increase the benefits or compensation expenses of Pubco, increase the cash compensation of any director, officer, employee or consultant or pay any benefit or amount to any such person.

6.8	Public Announcements. Pubco and Priveco each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party and seeking their reasonable consent to such announcement.

6.9	Pubco Board of Directors. The sole director of Pubco shall adopt resolutions appointing Zoran Konević to the board of directors of Pubco effective at the Closing.

7.	CLOSING

7.1	Closing. The Closing shall take place on the Closing Date at the offices of the solicitors for Priveco or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the electronic exchange of documents.

7.2	Closing Deliveries of Priveco and the Selling Shareholders. At the Closing, Priveco and the Selling Shareholders shall deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Pubco:

(a)	all resolutions and/or consent actions adopted by or on behalf of the board of directors of Priveco evidencing approval of this Agreement and the Transaction;

(b)	if any of the Selling Shareholders appoint any person, by power of attorney or equivalent, to execute this Agreement or any other agreement, document, instrument or certificate contemplated hereby, a valid and binding power of attorney or equivalent from such Selling Shareholder;

(c)	all certificates and other documents required by Section 5.1;

(d)	a certificate of an officer of Priveco, dated as of the Closing, certifying that:

(i)	each covenant and obligation of Priveco has been complied with; and

(ii)	each representation, warranty and covenant of Priveco is true and correct at the Closing as if made on and as of the Closing; and

(e)	the Priveco Documents, the Priveco Financial Statements and any other necessary documents, each duly executed by Priveco, as required to give effect to the Transaction.

7.3	Closing Deliveries of Pubco. At the Closing, Pubco shall deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Priveco:

(a)	all resolutions and/or consent actions adopted by or on behalf of the board of directors of Pubco evidencing approval of this Agreement and the Transaction;

(b)	all certificates and other documents required by Section 5.2;

(c)	a certificate of an officer of Pubco, dated as of the Closing, certifying that:

(i)	each covenant and obligation of Pubco has been complied with; and

(ii)	each representation, warranty and covenant of Pubco is true and correct at the Closing as if made on and as of the Closing;

(d)	resolutions adopted by or on behalf of the board of directors of Pubco appointing Zoran Konević as a director of Pubco; and

(e)	the Pubco Documents and any other necessary documents, each duly executed by Pubco, as required to give effect to the Transaction.

7.4	Additional Closing Delivery of Pubco. Promptly following the Closing, Pubco shall deliver or cause to be delivered the share certificates representing the Pubco Shares to the Selling Shareholders.

8.	TERMINATION

8.1	Termination. This Agreement may be terminated at any time prior to the Closing Date by:

(a)	the mutual agreement of Pubco and Priveco;

(b)	Pubco, if there has been a material breach by Priveco or any of the Selling Shareholders of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Priveco or the Selling Shareholders that is not cured, to the reasonable satisfaction of Pubco, within 10 business days after notice of such breach is given by Pubco (except that no cure period shall be provided for a breach by Priveco or the Selling Shareholders that by its nature cannot be cured);

(c)	Priveco, if there has been a material breach by Pubco of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Pubco that is not cured, to the reasonable satisfaction of Priveco, within 10 business days after notice of such breach is given by Priveco (except that no cure period shall be provided for a breach by Pubco that by its nature cannot be cured); or

(d)	Pubco or Priveco if any permanent injunction or other order of a governmental entity or competent authority preventing the consummation of the Transaction has become final and non-appealable.

8.2	Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, provided, however, that no termination of this Agreement shall relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

9.	INDEMNIFICATION, REMEDIES, SURVIVAL

9.1	Certain Definitions. For the purposes of this Article 9, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Pubco or Priveco, including damages for lost profits or lost business opportunities.

9.2	Agreement of Priveco to Indemnify. Priveco shall indemnify, defend and hold harmless, to the full extent of the law, Pubco and its shareholders from, against and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by Priveco of any representation or warranty of Priveco contained in or made pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by Priveco of any covenant or agreement of Priveco made in or pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement.

9.3	Agreement of the Selling Shareholders to Indemnify. The Selling Shareholders shall indemnify, defend and hold harmless, to the full extent of the law, Pubco and its shareholders from, against and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by the Selling Shareholders of any representation or warranty of the Selling Shareholders contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	any breach by the Selling Shareholders of Section 2.2.

9.4	Agreement of Pubco to Indemnify. Pubco shall indemnify, defend and hold harmless, to the full extent of the law, Priveco and the Selling Shareholders from, against and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Priveco and the Selling Shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by Pubco of any representation or warranty of Pubco contained in or made pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by Pubco of any covenant or agreement of Pubco made in or pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement.

10.	GENERAL PROVISIONS

10.1	Time of the Essence. Time shall be of the essence of this Agreement.

10.2	Independent Legal Advice. Each of the parties acknowledges and confirms that:

(a)	it has been advised to seek, and has sought or have otherwise waived, independent tax and legal advice with respect to this Agreement and the documents delivered pursuant hereto; and

(b)	to the extent that any Selling Shareholder declines to receive independent legal advice with respect to this Agreement, such Selling Shareholder hereby waives that right, should a dispute later develop, to rely on its lack of independent legal advice to avoid its obligations, to seek indulgences from the other parties, or to otherwise attack, in whole or in part, the integrity of this Agreement or any document related thereto.

10.3	Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representations, warranties and agreements shall be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements shall survive the Closing Date and continue in full force and effect until one year after the Closing Date.

10.4	Further Assurances. Each of the parties shall co-operate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

10.5	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.6	Severability. In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Agreement shall continue in full force and effect.

10.7	Expenses. Each party shall be responsible for its own legal and audit fees and other charges incurred in connection with the preparation, execution and performance of this Agreement, all negotiations between the parties and the consummation of the Transaction.

10.8	Entire Agreement. This Agreement, the schedules and appendices attached hereto and the other documents in connection with the Transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.9	Notices. All notices and other communications required or permitted under this Agreement must be in writing and shall be deemed given if sent by personal delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, or if emailed with electronic confirmation of delivery, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Priveco or any of the Selling Shareholders:

Notox Bioscience Inc.
123 Commerce Valley Drive East, Suite 333
Thornhill, Ontario L3T 7W8

Attention:	Zoran Konević
Email:	info@zorankcorporation.com

If to Pubco:

Tropic International Inc.
1057 Parkinson Road, Unit 9
Woodstock, Ontario N4S 7W3

Attention:	John Marmora
Email:	john@tropicspatan.com

All such notices and other communications shall be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;

(b)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch;

(c)	in the case of mailing, on the fifth business day following mailing; and

(d)	in the case of a email, when the party sending such email has received electronic confirmation of its delivery.

10.10	Benefits. This Agreement is and shall only be construed as for the benefit of or enforceable by those persons party to this Agreement.

10.11	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the written consent of the other parties.

10.12	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

10.13	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.14	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.15	Electronic Execution. This Agreement may be executed by delivery of executed signature pages by electronic transmission and such execution shall be effective for all purposes.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

TROPIC INTERNATIONAL INC.

Per:	/s/ John Marmora
Name:	John Marmora
Title	President

NOTOX BIOSCIENCE INC.

Per:	/s/ Zoran Konević
Name:	Zoran Konević
Title:	President

SCHEDULE A

THE SELLING SHAREHOLDERS

Name of Shareholder	Signature of Shareholder	Number of Priveco Shares Held	Number of Pubco Shares to be Issued

Gerry Racicot	/s/ Gerry Racicot	40,000	40,000,000

Zoran K Corporation	/s/ Zoran Konević	60,000	60,000,000
	Name:Zoran Konević Title: CEO
Total		100,000	100,000,000

SCHEDULE B

PRIVECO LEASES AND OTHER PROPERTY INTERESTS

None.

SCHEDULE C

PRIVECO INTELLECTUAL PROPERTY

None.

SCHEDULE D

PRIVECO MATERIAL CONTRACTS

None.

APPENDIX 1

FORM OF ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT

THIS AGREEMENT is dated as of [●], 2016

BETWEEN:

ZORAN HOLDING CORP.

an Ontario corporation with an address at

3601 Highway #7, Markham, ON L3R 0M3

(the “Assignor”)

AND:

NOTOX BIOSCIENCE INC.

a Nevada corporation with an address at

123 Commerce Valley Drive East, Suite 333, Thornhill, Ontario L3T 7W8

(the “Assignee”)

WHEREAS:

A.	The Assignor is a party to an exclusive license agreement with The Cleveland Clinic Foundation (the “Clinic”) dated December 1, 2012, as amended on July 30, 2013 (together, the “License Agreement”);

B.	Pursuant to the License Agreement, the Assignor acquired the exclusive license to certain intellectual property of the Clinic relating to the treatment of a neuromuscular defect (the “Licensed Technology”); and

C.	The Assignor desires to assign all of the Assignor’s right, title and interest in and to the License Agreement to the Assignee on the terms and subject to the conditions set out herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	ASSIGNMENT

1.1	In exchange for the sum of $1, the Assignor hereby irrevocably assigns, transfers and conveys 100% of its right, title and interest in and to the License Agreement, including, for clarity, the exclusive license to the Licensed Technology, to the Assignee (the “Assignment”), and the Assignees hereby accept the Assignment.

1.2	Concurrently with the execution of this Agreement, the Assignor shall deliver any and all documents and materials in its possession regarding either the License Agreement or the Licensed Technology to the Assignee, including, without limitation, generators, device prototypes, sample needles, whitepapers and testing images.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Assignor. The Assignor represents and warrants to the Assignee and acknowledges that the Assignee is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

(a)	the License Agreement is in good standing and the Assignor is entitled to all benefits, rights and privileges thereunder;

(b)	the Assignor is not in material default or material breach of the License Agreement and there exists no state of facts which after notice or the passage of time, or both, would constitute such a default or breach;

(c)	the Clinic has not indicated, nor does the Assignor have any reasonable basis to believe that the Clinic will indicate, that it intends to cancel, withdraw, modify or seek to amend the License Agreement;

(d)	all patent applications required to be filed with applicable intellectual property offices or regulatory bodies pursuant to s. 1.10(ii) of the License Agreement were filed by the Assignor on or before September 15, 2015;

(e)	none of the Licensed Rights (as defined in the License Agreement) are co-owned by the Assignor with one or more third parties;

(f)	the Assignee qualifies as an “Affiliate” of the Assignor for the purpose of the License Agreement, the Assignor has designated the Assignee as such in writing to the Clinic, and the Assignor has no reasonable basis to believe that the Clinic will deem the Assignee to instead qualify as a “Sublicensee” thereunder;

(g)	notwithstanding s. 2.2 of the License Agreement, the Assignor has the ability to assign, transfer and convey both its rights and its obligations under the License Agreement to the Assignee;

(h)	as of the date hereof, the Assignor has fulfilled all of its obligations to the Clinic under s. 4.2 of the License Agreement;

(i)	no “Issue Fee” or “Past Patenting Costs” (each as defined in the License Agreement) are due and payable to the Clinic by the Assignor as of the date hereof, and to the knowledge of the Assignor no such fee or costs will be payable to the Clinic by either the Assignor or the Assignee during the term of the License Agreement or following its termination for any reason whatsoever;

(j)	as of the date hereof, the amount owed by the Assignor to the Clinic pursuant to s. 6.2.1 of the License Agreement for patent expenses incurred by the Clinic does not exceed $250,000;

(k)	the Assignor has not obtained any product liability or general liability insurance pursuant to s. 10.1 of the License Agreement and, as of the date hereof, has not been requested by the Clinic to provide evidence of the existence and sufficiency of such insurance;

(l)	the Assignor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(m)	this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Assignor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally;

(n)	the Assignor has the capacity to enter into this Agreement and the execution of this Agreement and the completion of the transactions contemplated hereby does not violate the constating documents of the Assignor, the provisions of any law, order, rule or regulation applicable to the Assignor or constitute a breach of any agreement to which the Assignor is a party; and

(o)	neither the Assignor’s execution and delivery of this Agreement nor the performance of the terms hereof requires any consent or approval from any third party.

2.2	Representations and Warranties of the Assignee. The Assignee represents and warrants to the Assignor and acknowledges that the Assignor is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

(a)	upon the completion of the Assignment, the Assignee shall be bound by the terms and conditions of the License Agreement;

(b)	the Assignee is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(c)	this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Assignee enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally;

(d)	the Assignee has the capacity to enter into this Agreement and the execution of this Agreement and the completion of the transactions contemplated hereby does not violate the constating documents of the Assignee, the provisions of any law, order, rule or regulation applicable to the Assignee or constitute a breach of any agreement to which the Assignee is a party; and

(e)	neither the Assignee’s execution and delivery of this Agreement nor the performance of the terms hereof requires any consent or approval from any third party.

3.	COVENANTS

3.1	The Assignee covenants with the Assignor that upon the completion of the Assignment the Assignee will use its best efforts to develop and commercialize Licensed Products (as defined in the License Agreement) and carry out its obligations to the Clinic under the License Agreement.

4.	INDEMNIFICATION

4.1	Indemnification by the Assignor. The Assignor shall indemnify and save the Assignee and each of the Assignee’s affiliates and their respective directors, officers, employees, shareholders and representatives, and the successors to the foregoing (collectively, the “Indemnitees”), harmless for and from any loss, damage, obligation, commitment, liability, claim, demand, deficiency, charge, cost or expense of any kind or nature (including reasonable legal fees and disbursements and other costs resulting from any action, suit, investigation, claim or other proceeding) (each, a “Loss”) and from any suits, claims or demands, cause of action, proceedings arising on account of, relating to, in connection with, or as a result of: (a) any breach of any representation, warranty, obligation, commitment or covenant contained in this Agreement on the part of the Assignor or in any certificate or document delivered in connection with the transactions contemplated by this Agreement, whether or not the Assignee had or should have had knowledge of such breach of representation or warranty, obligation, commitment or covenant; (b) any use by the Assignor of the Licensed Technology; and (c) any other matter arising out of or in connection with the transactions contemplated by this Agreement, and from all Losses, in respect of the foregoing.

4.2	Notice of Claim. If the Assignee becomes aware of any Loss for indemnification pursuant to Section 4.1 (a “Claim”), the Assignee shall promptly give notice of such Claim to the Assignor. Such notice shall specify whether the Claim arises as a result of a Claim by a person against any of the Indemnitees (a “Third Party Claim”) or whether the Claim does not so arise (an “Indemnitee Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

The failure to give prompt written notice as provided in this Section 4.2 shall not affect the rights and obligations of either party except and only to the extent that, as a result of such failure, a party which was entitled to receive such notice was directly prejudiced as a result of such failure

4.3	Procedure for Indemnification.

(a)	Indemnitee Claims. With respect to any Indemnitee Claim, following receipt of notice from any Indemnitee of a Claim, the Assignor shall have 30 days to make such investigation of the Claim as the Assignor considers necessary or desirable. For the purpose of such investigation, such Indemnitee shall make available to the Assignor the information relied upon by such Indemnitee to substantiate the Claim. If such Indemnitee and the Assignor agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Assignor shall immediately pay to the Indemnitee the full agreed upon amount of the Claim.

(b)	Third Party Claims. With respect to any Third Party Claim, the Assignor shall, after having admitted in writing liability towards the Indemnitee, have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defense of such Third Party Claim and, in such event, the Assignor shall reimburse the Indemnitee for all of the Indemnitee’s out-of-pocket expenses as a result of such participation or assumption. If the Assignor elects to assume such control, the Indemnitee shall cooperate with the Assignor, shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Assignor and the Indemnitee shall be retained by the Assignor. If the Assignor refuses to assume such control or, having elected to assume such control thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnitee shall be entitled to assume such control and the Assignor shall be bound by the results obtained by the Indemnitee with respect to such Third Party Claim. The Assignor shall pay expenses of the Indemnitee monthly in advance of being incurred if the Assignor is not immediately assuming satisfactory defense of any Third Party Claim, in the amounts reasonably estimated by the Indemnitee to be incurred in the next month; provided, however, that the Indemnitee shall within a reasonable time following the conclusion of such month promptly return to the Assignor any amounts advanced to the Indemnitee in accordance with the foregoing in excess of the out-of-pocket expenses incurred by the Indemnitee.

4.4	Additional Rules and Procedures. The obligations of the Assignor to indemnify any Indemnitee in respect of Claims shall also be subject to the following:

(a)	In the event that any Third Party Claim is of a nature such that the Indemnitee is required by applicable law to make a payment to any person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnitee may make such payment and the Assignor shall, forthwith after demand by the Indemnitee, reimburse the Indemnitee for any such payment. If the amount of any liability of the Indemnitee under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Assignor to the Indemnitee, the Indemnitee shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Assignor.

(b)	Except in the circumstance contemplated by Section 4.3(b), including in the event that the Assignor fails or refuses to take control of the negotiation, settlement or defense of any Third Party Claim, the Indemnitee shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Assignor (which consent shall not be unreasonably withheld).

(c)	The Indemnitee shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Assignor notice thereof and an opportunity to contest such Third Party Claim.

(d)	The Indemnitee and the Assignor shall cooperate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

(e)	The Assignor shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnitee, acting reasonably, have a material adverse impact on the Indemnitee.

(f)	The obligation of the Assignor to indemnify the Indemnitee shall not limit any other rights or remedies which the Indemnitee may have under statute or common law or in equity.

5.	GENERAL

5.1	Alteration and Amendment. No alteration or amendment to this Agreement shall take effect unless it is in writing duly executed by the parties.

5.2	Time of the Essence. Time shall be of the essence of this Agreement.

5.3	Currency. All references to currency in this Agreement are to United States dollars unless expressly stated otherwise

5.4	Further Assurances. The parties covenant and agree to execute and deliver all such further documents and instruments, and to do all such further acts and things as may be necessary or desirable to carry out the full intent and meaning of this Agreement.

5.5	Validity and Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and any such invalid or unenforceable provision shall be deemed to be severable.

5.6	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous communications, representations and agreements, whether oral or written, between the parties.

5.7	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

5.8	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties, and except as otherwise provided or as would be inconsistent with the provisions of this Agreement, their respective heirs, executors, administrators, successors and assigns.

5.9	Counterparts. This Agreement may be executed in counterparts and delivered by electronic transmission, each of which so executed and delivered shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

ZORAN HOLDING CORP.		NOTOX BIOSCIENCE INC.

Per:		Per:
Name:	Zoran Konević	Name:	Zoran Konević
Title	CEO	Title	President

APPENDIX 2

FORM OF CONSULTING AGREEMENT

CONSULTING AGREEMENT

THIS AGREEMENT is dated as of [●], 2016

BETWEEN:

TROPIC INTERNATIONAL inc.

a Nevada corporation with an address at

1057 Parkinson Road, Unit 9, Woodstock, ON N4S 7W3

(the “Corporation”)

AND:

[●]

an Ontario [●] with an address at [●]

(the “Consultant”)

WHEREAS:

A.	The Corporation is in the business of developing and commercializing an innovative home mist tanning system and has its common stock quoted for trading on the OTCQB under the symbol “TRPO”; and

B.	The Corporation desires to engage the Consultant to provide certain services and the Consultant desires to accept such engagement on the terms and subject to the conditions of this Agreement.

NOW THEREFORE in consideration of the premises and mutual covenants contained herein and for good and other valuable consideration, the parties agree as follows:

1.	ENGAGEMENT AND DURATION

1.1	The Corporation hereby engages the Consultant, though its principal, [●], to act in the capacity of a [●] and the Consultant agrees to act as such to the best of its ability and in accordance with the terms and subject to the conditions of this Agreement. All references to the Consultant herein shall be deemed to refer to the principal of the Consultant as the context requires.

1.2	The term of the Consultant’s engagement shall commence on the date hereof and shall continue for a period of 10 years, with successive automatic renewal periods of two years, until terminated in accordance with the provisions of Section 7 (the “Term”).

2.	DUTIES AND RELATIONSHIP BETWEEN THE PARTIES

2.1	The Consultant shall perform the services generally required of a [●] of a publicly-traded corporation in the United States (the “Services”) in addition to such other duties as may be required by the Board of Directors of the Corporation (the “Board”).

2.2	Throughout the Term, the Consultant shall:

(a)	devote sufficient time to the business of the Corporation for the performance of the Services;

(b)	provide the Services in a proper, loyal and efficient manner and use its best efforts to maintain and promote the interests and reputation of the Corporation and not do anything which may harm such interests or reputation;

(c)	carry out all lawful instructions and directions from time to time given to it by the Board;

(d)	if requested by the Board, promptly give all information and explanations to the Board as it may reasonably require in connection with matters relating to this Agreement or the business of the Corporation; and

(e)	comply with all applicable laws when providing the Services to the Corporation and otherwise discharging its duties and responsibilities to the Corporation.

2.3	The relationship between the Consultant and the Corporation is intended to be, and shall be construed as, that of independent contracting parties only and not that of employment, partnership, joint venture, agency or any other association whatsoever. Nothing whatsoever contained in this Agreement shall constitute either party as having authority to bind the other in any manner whatsoever, and nothing whatsoever contained herein shall give or is intended to give any rights of any kind to any third party. For clarity, the Consultant shall be solely responsible for deciding the time, place and manner in which it provides the Services, subject to Sections 2.2(c) and 2.2(e), and supplying any and all materials, equipment and work space that may be required in order to provide the Services, including, but not limited to, electronic storage devices.

2.4	The Consultant shall refer to the Board all matters and transactions in which a potential conflict of interest between the Consultant and the Corporation may arise and shall not proceed with any such matters or transactions until the Board’s express approval thereof is obtained in writing.

3.	COMPENSATION

3.1	Remuneration. The Corporation shall pay the Consultant an aggregate amount of $125,000 per annum plus HST on a bi-monthly basis. Any amounts payable by the Corporation to the Consultant hereunder shall be accrued by the Corporation and paid out in arrears promptly following the completion of a financing.

3.2	EPS Bonus. Promptly upon the Corporation generating earnings per share (“EPS”) of $0.05, plus any multiple thereof, in any fiscal year during the Term as disclosed in the Corporation’s audited consolidated financial statements for such year, the Corporation shall issue the Consultant 1,000,000 shares of the Corporation’s common stock, subject to adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to such stock occurring after the date hereof, and pay the Consultant $250,000 plus HST in cash by cheque, bank draft or wire transfer of immediately available funds. For clarity, the Consultant shall be entitled to receive the foregoing bonus for each $0.05 in EPS generated by the Corporation in a fiscal year, such that, for example, if the Corporation generates $0.15 in EPS in one fiscal year, the Corporation shall pay the Consultant an aggregate of $750,000 plus HST in cash and issue the Consultant an aggregate of 3,000,000 shares of the Corporation’s common stock.

3.3	Change of Control Bonus. Immediately prior to the completion of a Change of Control, the Corporation shall issue the Consultant an aggregate of 20,000,000 shares of the Corporation’s common stock, subject to adjustment as described in Section 3.2, in recognition of the Consultant’s contribution to the Corporation. For the purpose of this Section 3.3, “Change of Control” means:

(a)	the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation to any person or entity or group of persons or entities acting in concert as a partnership or other group, but not including the entering into of an option or joint venture agreement;

(b)	the merger or consolidation of the Corporation with or into another entity where the shareholders of the Corporation immediately prior to the transaction will hold less than 50% of the voting securities of the resulting entity upon the completion of the transaction;

(c)	any direct or indirect change in the beneficial ownership of the voting securities of the Corporation where the change in beneficial ownership is sufficient to allow any person or group of persons acting jointly or in concert to elect or appoint a majority of the Board;

(d)	any person or combination of persons acting jointly or in concert, acquiring or becoming the beneficial owner, directly or indirectly, of more than 50% of the voting securities of the Corporation whether through the acquisition of previously issued and outstanding voting securities of the Corporation or of voting securities of the Corporation that have not previously been issued or any combination thereof or any other transaction with similar effect; or

(e)	a change in the composition of the Board as a result of a proposal by a shareholder group not supported by management of the Corporation resulting in the members of the Board on the date hereof representing less than 51% of the members of the Board following the change in the composition of the Board. For the avoidance of doubt, this provision does not apply to a change in the composition of the Board supported by management.

3.4	Additional Bonus. The Corporation may from time to time pay the Consultant one or more additional bonuses as may be determined by the Board or any committee thereof, in its sole discretion.

3.5	Expenses. The Corporation may, in its sole discretion, reimburse the Consultant for the Consultant’s reasonable expenses or disbursements actually and reasonably incurred or made by it in connection with the performance of the Services. In order for such expenses or disbursements to be eligible for reimbursement, the Consultant must obtain written approval from the President of the Corporation in advance of incurring them. For all such expenses and disbursements the Consultant shall supply the Corporation with originals of all receipts, invoices or statements in respect of which the Consultant seeks reimbursement, in such form as may reasonably be required by the Corporation and at such times or intervals as may be required by the Corporation.

3.6	Deductions. All payments by the Corporation under this Agreement shall be less any deductions or withholdings required by applicable law.

3.7	Restrictive Legends. The Consultant acknowledges and agrees that upon the issuance thereof, and until such time as the same is no longer required under applicable securities laws, regulations, rules and policies, any certificates representing securities issued by the Corporation to the Consultant shall bear a legend in substantially the following form, in addition to any other required restrictive legends:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS THE SECURITIES ARE REGISTERED UNDER THE U.S. SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

4.	NON-COMPETITION

4.1	Non-Competition. The Consultant shall not, for a period of 12 months from the date of termination of this Agreement (the “Termination Date”):

(a)	directly or indirectly, either personally, by agent or by letters, circulars or advertisements, contact for the purpose of solicitation or solicit any person, firm, association, syndicate, partnership, joint venture, collaboration, corporation or other entity that is or was a customer or strategic partner of the Corporation on or at any time within the 24 months prior to the Termination Date or who was scheduled to become a customer or strategic partner of the Corporation within the 12 months prior to the Termination Date;

(b)	induce or attempt to induce any person:

(i)	who was an employee of the Corporation at the Termination Date, or

(ii)	who has been, during the 24 months prior to such inducement or attempted inducement, an employee of the Corporation,

to leave the employ of the Corporation, whether to join the Consultant in a similar enterprise or otherwise;

(c)	either directly or indirectly, solicit, divert or take away any staff, personnel, trade, business or goodwill from the Corporation, or otherwise compete for any of the foregoing, that became known to the Consultant through his relationship with the Corporation; or

(d)	influence or attempt to influence any of person not to do business with the Corporation.

4.2	Delivery of Records. Any and all computer code, data, notes, diagrams, reports, notebook pages, memoranda and like materials, including Confidential Information and Inventions (each as defined below) received from or developed for the Corporation and any copies or excerpts thereof shall remain the property of the Corporation. Upon the termination of the Consultant’s relationship with the Corporation under this Agreement, or at anytime during the term of its engagement, the Consultant shall, at the request of the Corporation, deliver to the Corporation all such materials and other property belonging to the Corporation or developed in connection with the business of the Corporation.

4.3	Business Opportunity. The Consultant agrees to communicate at once to the Corporation all material business opportunities which come to the Consultant in the course of the Consultant’s engagement and deliver to and assign ownership to the Corporation of all inventions and improvements in the nature of the business of the Corporation which the Consultant may conceive, make or discover, become aware, directly or indirectly, or have presented to the Consultant and such business opportunities, including opportunities to acquire inventions and improvements, shall become the exclusive property of the Corporation without any obligation on the part of the Corporation to make any payment for the same.

4.4	The provisions of this Section 4 shall survive the termination of this Agreement for a period of 24 months.

5.	CONFIDENTIALITY

5.1	In the course of carrying out and performing his duties, the Consultant may obtain access to and be entrusted with Confidential Information (as defined below) relating to the business and affairs of the Corporation.

5.2	The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by the Consultant or its affiliates or received by the Corporation from an outside source which is maintained in confidence by the Corporation or any of its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing, Confidential Information includes:

(a)	any ideas, improvements, know-how, research, inventions, innovations, products, services, sales, scientific or other formulae, patterns, processes, methods, machines, manufactures, compositions, processes, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs, computer code, creative development, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on the compilation of information, or works in process, or any Invention (as defined below), or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Corporation, or that result from any marketing, research and/or development activities;

(b)	any information relating to the relationship of the Corporation with any clients, customers, suppliers, principals, contacts or prospects of the Corporation and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such clients, customers, suppliers, principals, contacts or prospects of the Corporation, including but not limited to client lists;

(c)	any sales plan, marketing material, plan or survey, business plan or opportunity, product or service development plan or specification, business proposal or business agreement; and

(d)	any information relating to the present or proposed business of the Corporation.

5.3	The Consultant agrees that the Confidential Information is and will remain the exclusive property of the Corporation. The Consultant also agrees that the Confidential Information:

(a)	constitutes a proprietary right which the Corporation is entitled to protect; and

(b)	constitutes information and knowledge not generally known to the trade.

5.4	The Consultant understands that the Corporation may from time to time have in its possession information belonging to others or which is claimed by others to be confidential or proprietary and which the Corporation has agreed to keep confidential. The Consultant agrees that all such information shall constitute Confidential Information for the purposes of this Agreement.

5.5	For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, such Confidential Information shall be considered a work made for hire and the Corporation shall be considered the author thereof.

5.6	The Consultant acknowledges that any Confidential Information disclosed by the Corporation to the Consultant is done so in strict confidence and the Consultant shall maintain and hold in strict confidence all Confidential Information disclosed to it. The disclosure of any Confidential Information by the Consultant in any form whatsoever except as authorized by the Corporation or permitted under this Agreement is and shall be considered a breach of this Agreement and shall constitute immediate cause for termination.

5.7	Except as authorized by the Corporation, the Consultant shall not:

(a)	duplicate, transfer, disclose, use or allow any other person to duplicate, transfer or disclose any Confidential Information; or

(b)	incorporate, in whole or in part, within any domestic or foreign patent application, any Confidential Information disclosed to the Consultant by the Corporation.

5.8	The Consultant shall safeguard all Confidential Information to which the Consultant has access at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care that the Consultant would use to protect its own confidential information.

5.9	The restrictive obligations set forth above shall not apply to the disclosure or use of any Confidential Information which:

(a)	is or later becomes publicly known under circumstances involving no breach of this Agreement by the Consultant;

(b)	is already known to the Consultant outside its engagement at the time of receipt of such Confidential Information;

(c)	is disclosed to a third party under an appropriate confidentiality agreement;

(d)	is lawfully made available to the Consultant by a third party;

(e)	is independently developed by the Consultant, provided the Consultant has not been privy to the Confidential Information; or

(f)	is required by law to be disclosed but only to the extent of such requirement and the Consultant shall immediately notify in writing the Board upon receipt of any request for such disclosure.

5.10	The provisions of this Section 5 shall survive the termination of this Agreement for a period of 24 months.

6.	OWNERSHIP OF INTELLECTUAL PROPERTY

6.1	Any new technology, knowledge or information developed by the Consultant related to the business of the Corporation during the term of this Agreement shall be the exclusive property of the Corporation.

6.2	The Consultant acknowledges that all Confidential Information and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by it either alone or with others, and that in any way relates to the present programs, services, product or business of the Corporation, during the course of its engagement with the Corporation, whether or not conceived, developed, reduced to practice or made during the Consultant’s regular working hours or on the premises of the Corporation (collectively, the “Inventions”), and any and all services and products which embody, emulate or employ any Inventions will be the sole property of the Corporation and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to the Corporation. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and the Corporation will be considered the author thereof.

6.3	The Consultant hereby assigns to the Corporation all its rights (including moral rights), title and interest in and to the Inventions.

6.4	At the expense of the Corporation, the Consultant shall assist the Corporation in every proper way to obtain and, from time to time to enforce, patents or copyrights in respect of the Inventions in any and all countries, and to that end the Consultant shall execute all documents that may be used to apply for, obtain and enforce patents and copyrights on such Inventions as the Corporation may desire, together with any assignments of such Inventions to the Corporation or any other persons designated by the Corporation.

6.5	The Consultant represents and warrants that it is subject to no contractual or other restriction or obligation which shall in any way limit its activities on behalf of the Corporation.

6.6	The provisions of this Section 6 shall survive the termination of this Agreement for a period of 24 months.

7.	TERMINATION

7.1	The Corporation shall be entitled to terminate the Consultant’s engagement under this Agreement at any time in the following manner in the following circumstances:

(a)	immediately by providing written notice to the Consultant, for cause. If this Agreement and the Consultant’s engagement are terminated for cause, no notice or compensation shall be paid or payable by the Corporation to the Consultant after or as a result of such termination, except for any accrued and unpaid amounts already owed to the Consultant; or

(b)	upon giving the Consultant 12 months’ notice in writing in advance of the expiration of the Term or any renewal period, which notice period the Consultant may waive or abridge in its absolute discretion.

7.2	The Consultant shall be entitled to terminate his engagement under this Agreement upon giving the Corporation 14 days’ notice in writing, which notice period the Corporation may waive or abridge in its absolute discretion.

7.3	The Corporation and the Consultant may terminate this Agreement at any time upon mutual agreement in writing.

7.4	This Agreement shall terminate automatically upon the death of the Consultant. For clarity, any obligations of the Corporation to the Consultant, including, without limitation, the payment of any accrued and unpaid amounts under Sections 3.1 and 3.2, shall survive such automatic termination.

7.5	On or before the termination of the Consultant’s engagement for any reason whatsoever, the Consultant shall:

(a)	resign all offices held by it in the Corporation or any related corporation;

(b)	deliver to the Corporation all records of Confidential Information in its possession;

(c)	permanently erase all records of Confidential Information from any electronic storage devices owned by the Consultant; and

(d)	deliver to the Corporation all other property of the Corporation including business cards, credit cards and charge cards issued to the Consultant by or on behalf of the Corporation.

The Corporation shall not be liable for any loss of personal data stored in a any electronic storage device owned by the Consultant which occurs in any way during the permanent erasure of Confidential Information.

8.	WAIVER

8.1	No consent or waiver, express or implied, by either party or any breach or default by either party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants or conditions of this Agreement. The failure of either party to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

9.	NOTICES

9.1	Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered, sent by electronic transmission or mailed by registered mail, postage prepaid, to the respective addresses of the Corporation and the Consultant set out on the first page of this Agreement. Any notice shall be deemed to have been received if delivered personally or by electronic transmission, when so delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof.

9.2	Each party may change its address for the purpose of this Section 9 by giving written notice of such change in the manner provided for in Section 9.1.

10.	GENERAL

10.1	Currency. All references to currency in this Agreement are to United States dollars.

10.2	Inclusive Language. All references to the Corporation in this Agreement include, without limitation, any affiliates of the Corporation as well as any nominee of the Corporation designated as such in writing.

10.3	Enforceability and Injunctive Relief. The Consultant acknowledges that a breach by the Consultant of any of the covenants contained in Sections 4 or 5 shall result in damages to the Corporation and that the Corporation could not be adequately compensated for such damages by a monetary award. Accordingly, in the event of any such breach, in addition to all other remedies available to the Corporation at law or in equity, the Corporation shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, temporary or permanent injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

10.4	Severability. If any provision of this Agreement for any reason is declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

10.5	Entire Agreement. This Agreement constitutes the entire Agreement between the parties regarding the subject matter described herein and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement supersedes any prior agreements, written or oral in respect of the Consultant’s engagement by the Corporation.

10.6	Amendment. This Agreement shall not be amended except in writing signed by both parties.

10.7	Assignment. The Consultant may not assign, pledge or encumber his interest in this Agreement nor assign any of his rights or duties under this Agreement without the prior written consent of the Corporation, such consent in the Corporation’s sole discretion.

10.8	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of Ontario with respect to any dispute that may arise with respect to this Agreement.

10.9	Successors. This Agreement shall be binding on and enure to the benefit of the successors and permitted assigns of the parties.

10.10	Independent Legal Advice. The Consultant acknowledges that this Agreement has been prepared by counsel to the Corporation and acknowledges that the Consultant has had sufficient time to review this Agreement thoroughly, that it has read and understood the terms of this Agreement and that it has been given the opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement prior to its execution.

10.11	Collection and Use of Personal Information. The Consultant acknowledges that the Corporation may collect, use and disclose the Consultant’s personal information for business related purposes, and the Consultant consents to the Corporation collecting, using and disclosing the personal information of the Consultant for business related purposes in accordance with any privacy policy of the Corporation established by it from time to time.

10.12	Counterparts. This Agreement may be executed and delivered in counterparts, including by electronic transmission, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page hereof.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

TROPIC INTERNATIONAL INC.

Per:
Name:	[●]
Title:	[●]

[●]

Per:
Name:	[●]
Title:	[●]

APPENDIX 3

FORM OF STOCK RESTRICTION AGREEMENT

STOCK RESTRICTION AGREEMENT

THIS AGREEMENT is dated as of [●], 2016

BETWEEN:

TROPIC INTERNATIONAL INC.

a Nevada corporation with an address at

1057 Parkinson Road, Unit 9, Woodstock, ON N4S 7W3

(the “Corporation”)

AND:

GERRY RACICOT

an individual with an address at

PO Box 1041, 345691 Quaker Street, Norwich, ON N0J 1P0

(“Racicot”)

AND:

ZORAN K CORPORATION

an Ontario corporation with an address at

123 Commerce Valley Drive East, Suite 333, Thornhill, ON L3T 7W8

(“ZKC”, and together with Racicot, the “Shareholders”)

WHEREAS:

A.	The Shareholders are the holders of those shares of the Corporation’s common stock (each, a “Share”) set out beside their names in Schedule “A” attached hereto (each, a “Subject Share”); and

B.	The Shareholders and the Corporation desire to enter into this Agreement in order to implement certain restrictions on the transferability of the Subject Shares.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	TRANSFER RESTRICTIONS

1.1	Restricted Actions. Each Shareholders shall not, directly or indirectly during the Term (as defined herein), sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase, or otherwise dispose of or agree to dispose of any Subject Shares or any securities convertible into or exchangeable or exercisable for Subject Shares, or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Subject Shares, whether any such transaction is to be settled by the delivery of Subject Shares or other securities, in cash or otherwise (collectively, the “Restricted Actions”), except as set forth in this Agreement. The Restricted Actions are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by either Shareholder or to which either Shareholder is subject under applicable laws.

1.2	Exceptions. Notwithstanding anything to the contrary in this Agreement, the following transfers of any Subject Shares made or caused to be made by either Shareholder shall not be deemed Restricted Actions:

(a)	a transfer to the Corporation pursuant to a redemption initiated by the Corporation;

(b)	a transfer to any director, officer, employee or consultant of the Corporation;

(c)	a transfer to a person over which such Shareholder exercises sole voting and investment control;

(d)	a transfer as a distribution solely to members, partners or stockholders of such Shareholder, if the Shareholder is a corporation, body corporate, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture or joint stock company; or

(e)	a transfer during such Shareholder’s lifetime or upon such Shareholder’s death by will or intestacy to the Shareholder’s beneficiaries or a trust for the benefit of the Shareholder’s beneficiaries. For the purposes of this Agreement, “beneficiary” means the Shareholder and the immediate family of the Shareholder, including any relation by blood, marriage or adoption and no more remote than a first cousin.

Any transfer of Subject Shares made pursuant to Section 1.2(b), (c), (d) or (e) shall not be valid unless and until each transferee has agreed in writing to be bound by the terms and conditions of this Agreement in the same manner as such terms and conditions apply to the Shareholder.

2.	TERM

The term of this Agreement (the “Term”) shall commence on the date hereof and shall terminate on the earlier of June 30, 2017 or the date that each Shareholder no longer possesses an ownership interest in any Shares.

3.	OWNERSHIP

Each Shareholder represents and warrants to and covenants with the Corporation that such Shareholder has, and except as contemplated by Section 1.2, for the duration of the Term will have, good and marketable title to its Subject Shares free and clear of all liens, encumbrances and claims whatsoever. During the Term, each Shareholder shall retain all rights of ownership in its Subject Shares that have not yet been transferred in accordance with the terms of the this Agreement, including, without limitation, voting rights and the right to receive any dividends that may declared in respect thereof.

4.	VIOLATIONS OF TRANSFER RESTRICTIONS & REMEDIES

4.1	Stop Transfer Instructions. Each Shareholder agrees and consents to the Corporation entering stop transfer instructions with any registrar and transfer agent of the Shares against the transfer of any Subject Shares except in compliance with this Agreement.

4.2	Violations. The Corporation will not be required to (a) transfer on its books any Subject Shares that have been transferred in violation of this Agreement, or (b) treat as the owner of any Subject Shares, or accord the right to vote as such owner, or pay dividends to any transferee to whom any Subject Shares are purported to have been transferred in violation of this Agreement.

4.3	Power of Attorney. Each Shareholder hereby appoints the Corporation as the Shareholder’s attorney-in-fact with irrevocable power and authority in the name and on behalf of the Shareholder to take any action and execute all documents and instruments which may be necessary to transfer any Subject Shares or any document evidencing the same to the appropriate person or entity upon learning of any transfer made in violation of this Agreement.

4.4	Injunctions & Other Remedies. Each Shareholder acknowledges and agrees that the provisions of this Section 4 are reasonable and necessary for the protection of the Corporation’s business interests, that irreparable injury will result to the Corporation if either Shareholder breaches any of the terms of the Agreement and, in the event of a breach of any terms hereof, the Corporation will have no adequate remedy at law. Each Shareholder further acknowledges that in the event of any actual or threatened breach by him of any provision of this Agreement, the Corporation shall be entitled to immediate temporary injunctive and other equitable relief without the necessity of demonstrating actual monetary damages. Nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any liquidated damages.

5.	ADJUSTMENTS

In the event of any amalgamation, merger, reorganization, arrangement, consolidation, recapitalization, separation, combination, liquidation, dividend or other change in the corporate structure of Corporation affecting any Subject Shares, any new securities replacing such Subject Shares shall be subject to the terms of this Agreement.

6.	REPORT OF TRANSFER OF SECURITIES

Upon request, each Shareholder shall within five (5) business days following any sale, transfer or other disposition of any Subject Shares deliver a report signed by the Shareholder or the Shareholder’s broker to the Corporation at its head office and addressed to the Corporation’s Chief Financial Officer that includes the following information: (a) the name of the Shareholder; (b) the number of Subject Shares transferred; (c) the price applicable to the transfer of such Subject Shares, as of the date of transfer; (d) a statement confirming if the transfer was made via a brokerage transaction or a private transaction; (e) the name of the securities exchange or quotation system on which such Subject Shares were transferred, if applicable; and (f) if derivatives of such Subject Shares were transferred, the exercise price, expiry date and other standard terms of the derivatives.

7.	RESTRICTIVE LEGENDS

All certificates, direct registration statements or other electronic book-entry system entries representing any Subject Shares shall have endorsed thereon a legend in substantially the following form (in addition to any other legends which may be required pursuant to separate agreements between the parties or under applicable laws):

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON SALE OR OTHER TRANSFER PURSUANT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER (OR SUCH HOLDER’S PREDECESSOR IN INTEREST), A COPY OF WHICH IS ON FILE AT THE HEAD OFFICE OF THE CORPORATION. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SECURITIES SUBJECT TO THE AGREEMENT IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE CORPORATION.”

8.	GENERAL

8.1	Further Actions. The parties covenant and agree to execute and deliver all such further documents and instruments, and to do all such further acts and things as may be necessary or desirable to carry out the full intent and meaning of this Agreement.

8.2	Alteration and Amendment. No alteration or amendment to this Agreement shall take effect unless it is in writing duly executed by the Corporation and each Shareholder.

8.3	Time of the Essence. Time shall be of the essence of this Agreement.

8.4	Attorneys’ Fees. Each Shareholder shall reimburse the Corporation for all costs incurred by the Corporation in enforcing the performance of, or protecting its rights under, any part of this Agreement against such Shareholder, including reasonable costs of investigation and legal fees.

8.5	Independent Counsel. Each Shareholder acknowledges that this Agreement has been prepared on behalf of the Corporation by legal counsel to the Corporation, and that the Corporation’s legal counsel does not represent, and is not acting on behalf of, the Shareholder. Each Shareholder has been advised and provided with an opportunity to consult with the Shareholder’s own counsel with respect to this Agreement.

8.6	Validity and Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and any such invalid or unenforceable provision shall be deemed to be severable.

8.7	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous communications, representations and agreements, whether oral or written, between the parties.

8.8	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8.9	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties, and except as otherwise provided or as would be inconsistent with the provisions of this Agreement, their respective heirs, executors, administrators, successors and assigns.

8.10	Counterparts. This Agreement may be executed in counterparts and delivered by electronic transmission, each of which so executed and delivered shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

TROPIC INTERNATIONAL INC.

Per:
Name:	John Marmora
Title	President

ZORAN K CORPORATION

Per:
GERRY RACICOT		Name:	Zoran Konević
		Title	CEO

SCHEDULE “A”

Name of Shareholder	Number of Subject Shares
Gerry Racicot	40,000,000
Zoran K Corporation	60,000,000
Total	100,000,000

APPENDIX 4

FORM OF TERMINATION AGREEMENT

TERMINATION AGREEMENT

THIS AGREEMENT is dated as of [●], 2016

BETWEEN:

TROPIC INTERNATIONAL INC.

a Nevada corporation with an address at

1057 Parkinson Road, Unit 9, Woodstock, ON N4S 7W3

(the “Corporation”)

AND:

ZORAN K CORPORATION

an Ontario corporation with an address at

123 Commerce Valley Drive East, Suite 333, Thornhill, ON L3T 7W8

(“ZKC”)

WHEREAS:

A.	The Corporation and ZKC are parties to a consulting agreement dated February 4, 2016 (the “Consulting Agreement”);

B.	On June 6, 2016, the Corporation entered into a share exchange agreement with Notox Bioscience (“Notox”) and the shareholders of Notox, including ZKC (the “Share Exchange Agreement”), pursuant to which the Corporation proposes to acquire 100% of the issued and outstanding capital stock of Notox from such shareholders; and

C.	It is a closing condition of the Share Exchange Agreement that the Corporation and ZKC shall have executed and delivered this Agreement on or before the closing date of the share exchange contemplated thereby and entered into a new consulting agreement in lieu of the Consulting Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	TERMINATION

1.1	In accordance with Section 7.4 thereof, the Corporation and ZKC hereby mutually agree to termination the Consulting Agreement. In connection with such termination, the Corporation hereby expressly waives its right to require ZKC to comply with the terms of Section 7.6 of the Consulting Agreement.

1.2	Except as set forth in this Agreement, neither party shall have any further payments, rights or obligations to the other party under the Consulting Agreement. For greater certainty, ZKC specifically agrees that no remuneration, commissions, expense reimbursement or other compensation relating to or described in the Consulting Agreement is outstanding and payable by the Corporation to ZKC. ZKC irrevocably waives any rights it may have under the Consulting Agreement except as provided in Section 8.2 thereof.

2.	INDEMNIFICATION

2.1	Notwithstanding anything to the contrary in this Agreement, the Consulting Agreement, the Share Exchange Agreement or any of their respective schedules or appendices, the Corporation hereby agrees to defend, indemnify and hold ZKC and its directors, officers, employees and agents (collectively, “Representatives”) harmless from and against any and all damages, losses, costs, liabilities and expenses whatsoever (including reasonable legal fees and related disbursements) which ZKC or its Representatives may sustain or incur by reason of the business activities of the Corporation, as well as any infringement or alleged infringements of patents, trademarks or trade names resulting from the sale of the Corporation’s products, or arising on account of warranty claims, negligence claims, product liability claims or similar claims by third parties, that occurred prior to the date hereof.

3.	GENERAL

3.1	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns.

3.2	Amendment. This Agreement shall not be amended except in writing signed by the parties.

3.3	Severability. If any provision of this Agreement for any reason is declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the Parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

3.4	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of Ontario with respect to any dispute that may arise with respect to this Agreement.

3.5	Counterparts. This Agreement may be executed and delivered in counterparts, including by electronic transmission, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

TROPIC INTERNATIONAL INC.			ZORAN K CORPORATION

Per:			Per:
	Name:	John Marmora		Name:	Zoran Konević
	Title	President		Title	CEO